As filed with the Securities and Exchange Commission on January 18, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McEwen Mining Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0796160
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

(Address of principal executive offices)  (Zip code)

Options granted under the

Lexam VG Gold Inc. 2011 Stock Option Plan and assumed by McEwen Mining Inc.

(Full title of the plan)

Andrew Elinesky, Senior Vice President and Chief Financial Officer

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario Canada M5H 1J9

(866) 441-0690

(Name, address and telephone number of agent for service)

Copy to:

David J. Babiarz, Esq.

Polsinelli PC

1401 Lawrence Street, Suite 2300

Denver, Colorado 80202

(303) 572-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the restraint has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Assumed Options
Common Stock, no par value	54,264	(2)	$1.44	$78,140.16	$9.75

(1)                     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of McEwen Mining Inc.’s common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of McEwen Mining Inc.’s outstanding shares of common stock.

(2)                     Represents shares of McEwen Mining Inc.’s common stock issuable in connection with stock options granted under the Lexam VG Gold Inc. 2011 Stock Option Plan that were assumed by McEwen Mining Inc. upon the closing of the arrangement set forth in the Arrangement Agreement dated February 13, 2017 by and between McEwen Mining Inc. and Lexam VG Gold Inc.

(3)                     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, based upon the exercise price of the outstanding options. For the purpose of calculating the per share and aggregate offering prices, Canadian dollar amounts were translated into U.S. dollars at a rate of C$1.2396  to US$1.00, the exchange rate as of January 5, 2018, set forth in the H.10 weekly statistical release of the Federal Reserve System of the United States on January 8, 2018.

EXPLANATORY NOTE

McEwen Mining Inc. (the “Registrant,” “us,” “our,” or “we”) is filing this Registration Statement on Form S-8 to register the issuance of 54,264 shares of the Registrant’s common stock in connection with stock options granted under the Lexam VG Gold Inc. 2011 Stock Option Plan (the “Lexam Options”) that the Registrant has assumed pursuant to the Arrangement Agreement dated February 13, 2017, by and between the Registrant and Lexam VG Gold Inc.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on March 1, 2017, as amended by the Form 10-K/A filed with the Commission on June 6, 2017; and the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 filed with the Commission on May 4, 2017, the quarter ended June 30, 2017 filed with the Commission on August 2, 2017, and the quarter ended September 30, 2017 filed with the Commission on November 2, 2017;

(b)                                 The Registrant’s Current Reports on Form 8-K filed with the Commission on April 28, 2017; May 31, 2017; August 29, 2017, as amended by the Form 8-K/A filed September 1, 2017; September 19, 2017; September 22, 2017; October 6, 2017, as amended by the Form 8-K/A filed on December 15, 2017; December 4, 2017; and December 20, 2017, (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

(c)                                  The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 14, 2017 (solely those portions that were incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016); and

(d)                                 The description of the Registrant’s common stock, no par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on June 26, 2015, including all amendments and reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of updating the description of Common Stock.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

We have entered into indemnification agreements with certain of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, such directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us.  We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation provide that we may indemnify and our Bylaws provide that we must indemnify, to the fullest extent permitted by the Colorado Business Corporation Act (“CBCA”), any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The CBCA allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and, when acting in an official capacity, reasonably believed his actions were in, or, in all other cases, reasonably believed his actions were not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard.  Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA.  Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•                  any breach of the duty of loyalty to us or our shareholders;

•                  acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•                  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•                  violations of certain laws; or

•                  any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description
5.1	Opinion of Polsinelli PC (filed herewith)

23.1	Consent of Polsinelli PC (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

23.3	Consent of Ernst & Young LLP (filed herewith)

23.4	Consent of Pistrelli, Henry Martin Y Asociados S.R.L. (filed herewith)

24.1	Power of Attorney (included with signature page)

99.1	Lexam VG Gold Inc. 2011 Stock Option Plan

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on this 17th day of January 2018.

MCEWEN MINING INC.

By:	/S/ Andrew Elinesky
Andrew Elinesky
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Elinesky, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert R. McEwen	Chief Executive Officer, Chairman and Director	January 17, 2018
Robert R. McEwen	(Principal Executive Officer)

/s/ Andrew Elinesky	Senior Vice President, Chief Financial Officer	January 17, 2018
Andrew Elinesky	(Principal Financial Officer)

/s/ Andrew Iaboni	Vice President, Finance	January 17, 2018
Andrew Iaboni	(Principal Accounting Officer)

/s/ Michele L. Ashby	Director	January 17, 2018
Michele L. Ashby

/s/ Leanne M. Baker	Director	January 17, 2018
Leanne M. Baker

/s/ Robin Dunbar	Director	January 17, 2018
Robin Dunbar

/s/ Richard W. Brissenden	Director	January 17, 2018
Richard W. Brissenden